Exhibit 99.1

GREAT ELM CAPITAL CORP. ANNOUNCES FINAL RESULTS OF NON-TRANSFERABLE RIGHTS OFFERING

WALTHAM, MA, October 1, 2020 - Great Elm Capital Corp. (the “Company” or “GECC”) (NASDAQ: GECC) announced the final results of its non-transferable rights offering, which entitled holders of rights to purchase one new share of common stock for every one right held at a subscription price of $2.95 per share. The offering expired on September 28, 2020 at 5:00 p.m., New York City time.

The Company received total subscription requests for 10,795,419 shares of common stock, including primary subscription rights for 3,959,475 shares and over-subscription requests for an additional 6,835,944 shares.

In total, the Company sold 10,761,950 shares of its common stock for aggregate gross proceeds of approximately $31.8 million.

The Company intends to use the net proceeds from the offering primarily to (i) make opportunistic investments, in accordance with its investment objectives and policies, in assets that the Company’s external investment manager, Great Elm Capital Management, Inc., believes have become undervalued due to the current extreme market volatility, and on more attractive terms than the Company would otherwise be able to obtain under typical, less volatile market conditions and (ii) support its existing portfolio companies through the COVID-19 pandemic.

“We appreciate the strong support from our shareholders for this offering,” said Peter Reed, Chief Executive Officer of the Company. “This capital will strengthen our balance sheet and furnish us with additional capital to continue implementing the portfolio repositioning we began in the second quarter, including by pursuing additional opportunities in the specialty finance sector.”

Imperial Capital, LLC and Piper Sandler & Co. acted as dealer managers for the offering.

About Great Elm Capital Corp.

Great Elm Capital Corp. is an externally managed, specialty finance company focused on investing in debt instruments of middle market companies. GECC elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. GECC targets catalyst-driven investments as it seeks to generate attractive, risk-adjusted returns through both current income and capital appreciation.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this communication that are not historical facts are “forward-looking” statements within the meaning of the federal securities laws. These statements are often, but not always, made through the use of words or phrases such as “expect,” “anticipate,” “should,” “will,” “estimate,” “designed,” “seek,” “continue,” “upside,” “potential” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are: conditions in the credit markets, the price of GECC common stock, the performance of GECC’s portfolio and investment manager and risks associated with the economic impact of the COVID-19 pandemic on GECC and its portfolio companies. Information concerning these and other factors can be found in GECC’s Annual Report on Form 10-K, GECC’s Quarterly Reports on Form 10-Q and other reports filed with the Securities and Exchange Commission. GECC assumes no obligation to, and expressly disclaims any duty to, update any forward-looking statements contained in this communication or to conform prior statements to actual results or revised expectations except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Media & Investor Contact:

Investor Relations

+1 (617) 375-3006

investorrelations@greatelmcap.com